Exhibit 99.1

                     WESTERN RESOURCES REACHES AGREEMENT
                          ELIMINATING CROSS-DEFAULT

     TOPEKA, Kansas, January 25, 2000 - Western Resources (NYSE:WR) today announced that it has reached an agreement with its banks under its credit facilities to eliminate the cross-default provisions relating to Protection One, Inc. and its subsidiaries.

     Under the cross-default, activities of Protection One (NYSE:POI) could have resulted in a default of Western Resources under its credit facilities.

     Those cross-default provisions have been eliminated, provided Western Resources does not increase its investments in Protection One by more than $225 million. Under this change, any default by Protection One would not result in a default by Western Resources under its credit facilities.

     Western Resources (NYSE: WR) is a consumer services company with interests in monitored services and energy. The company has total assets of more than $8 billion, including security company holdings through ownership of Protection One (NYSE: POI), which has more than 1.6 million security customers in 48 states and Europe. Its utilities, KPL and KGE, provide electric service to approximately 614,000 customers in Kansas. Through its ownership in ONEOK Inc. (NYSE: OKE), a Tulsa-based natural gas company, Western Resources has a 45 percent interest in the eighth largest natural gas distribution company in the nation, serving more than 1.4 million customers. For more information about Western Resources and its operating companies, visit us on the Internet at http://www.wr.com.

     Forward-Looking Statements: Certain matters discussed in this news release are "forward-looking statements." The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like we "believe", "anticipate," "expect" or words of similar meaning. Forward-looking statements describe our future plans, objectives, expectations, or goals. Such statements address future events and conditions concerning capital expenditures, earnings, litigation, rate and other regulatory matters, the outcome of Protection One accounting issues being reviewed by the SEC staff, possible corporate restructurings, mergers, acquisitions, dispositions, liquidity and capital resources, interest and dividend rates, environmental matters, changing weather, nuclear operations, ability to enter new markets successfully and capitalize on growth opportunities in nonregulated businesses, events in foreign markets in which investments have been made, and accounting matters. Our actual results may differ materially from those discussed here. See the company's and Protection One's 1998 Annual Report on Form 10-K and 10K/A, quarterly reports on Forms 10-Q and current reports on Form 8K for further discussion of factors affecting the company's and Protection One's performance. Western Resources disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this news release.

/CONTACT: Media: Michel' Philipp, news@wr.com, 785.575.1927, or fax:
785.575.6399, or Investors: Jim Martin, jim_martin@wr.com, 785.575.6549, or fax: 785.575.8160, both of Western Resources/

/Web site:http://www.wr.com